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                                                                    EXHIBIT 4.11

                                 ADDENDUM TO THE
                           FIRST AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT


         This Addendum to the First Amended and Restated Registration Rights Agreement, effective as of the 27th day of January, 2000, is by and between Archstone Communities Investment LLC-I ("ARCHSTONE") and BroadbandNOW, Inc., a Delaware corporation (the "COMPANY"). All capitalized terms not defined herein have the definition assigned in that certain First Amended and Restated Registration Rights Agreement (the "REGISTRATION RIGHTS AGREEMENT"), dated January 25, 2000, by and among the Company and the Purchasers (as defined below).

                              W I T N E S S E T H:

         WHEREAS, the Company and each of Liberty BBandnow Holdings, LLC, Archstone, Archstone Communities Trust, Microsoft Corporation, TeleNet Capital Group, LLC, Telecommunications Investments, LLC, Summit Properties, Inc., CFE, Inc., Nortel Networks Inc., Ascend Communications Inc., Blue Ridge Investors II Limited Partnership, I3S Funding I, LLC, Blue Ridge Investors Limited Partnership, and Paradigm/I3S L.P. (collectively, the "PURCHASERS") previously entered into the Registration Rights Agreement to grant the Purchasers certain registration rights; and

         WHEREAS, Section 11 of the Registration Rights Agreement provides that purchasers of Series A Convertible Preferred Stock pursuant to Section 1 of the Certificate of Designation may be granted registration rights pari passu with the registration rights granted in the Registration Rights Agreement; and

         WHEREAS, Archstone has previously purchased shares of Series A Convertible Preferred Stock; and

         WHEREAS, Archstone and the Company are parties to that certain Series A Convertible Preferred Stock Purchase Agreement, dated as of the date hereof (the "PURCHASE AGREEMENT"), whereby Archstone shall purchase and the Company shall issue and sell an additional 26,596 shares of Series A Convertible Preferred Stock (the "ADDITIONAL SHARES"); and

         WHEREAS, the obligations of Archstone under the Purchase Agreement are conditioned among other things, upon the execution and delivery of this Addendum Agreement by the Company; and

         WHEREAS, the Company desires to add Archstone as a party to the Registration Rights Agreement with respect to the Additional Shares.

         NOW, THEREFORE, in consideration of the premises and mutual covenants in the Registration Rights Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereto agree that Archstone shall be bound by, and shall have the rights, obligations and benefit of, all the terms and conditions set out in the Registration Rights Agreement, which are incorporated herein by reference, as a "Purchaser" and as a "Holder".


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         This Addendum to the First Amended and Restated Registration Rights
Agreement is executed as of the date first above written.



                          ARCHSTONE COMMUNITIES
                          INVESTMENT LLC-I

                          By:  Archstone Communities Trust,
                                its Manager


                               By:    /s/ CHARLES E. MUELLER, JR.
                                  ----------------------------------------------
                               Name:  Charles E. Mueller, Jr.
                               Title: Chief Financial Officer


                           BROADBANDNOW, INC.



                           By: /s/ DANIEL A. GILLETT
                               -------------------------------------------------
                               Daniel A. Gillett, Vice President of Corporate Development and Chief Financial Officer